Exhibit 12

WEYERHAEUSER COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended December 31, 2009	2008	2007	2006	2005
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(306)	$(2,298)	$73	$1,742	$2,121
Add: interest portion of rental expense	42	43	42	40	38
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	21	199	199	(39)	10
Available earnings (loss)	$(243)	$(2,056)	$314	$1,743	$2,169
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$457	$466	$564	$506	$624
Weyerhaeuser Real Estate Company and other related subsidiaries	35	60	65	67	53
Subtotal	492	526	629	573	677
Less: intercompany interest	(5)	(15)	(8)	(12)	2
Total interest expense incurred	487	511	621	561	679
Amortization of debt expense	7	7	8	11	18
Interest portion of rental expense	42	43	42	40	38
Total fixed charges	$536	$561	$671	$612	$735
Ratio of earnings to fixed charges				2.85	2.95
Coverage deficiency	$779	$2,617	$357	$—	$—

WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

DOLLAR AMOUNTS IN MILLIONS
	Year Ended December 31, 2009	2008	2007	2006	2005
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(379)	$(2,347)	$16	$1,668	$2,052
Add: interest portion of rental expense	35	34	32	33	32
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	17	41	173	6	39
Add (deduct): undistributed earnings (losses) before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	303	1,422	(150)	(711)	(743)
Add: dividends paid to Weyerhaeuser	—	—	—	—	—
Available earnings (loss)	$(24)	$(850)	$71	$996	$1,380
Fixed charges:
Interest expense incurred	$457	$466	$564	$506	$624
Amortization of debt expense	7	7	8	11	18
Interest portion of rental expense	35	34	32	33	32
Total fixed charges	$499	$507	$604	$550	$674
Ratio of earnings to fixed charges				1.81	2.05
Coverage deficiency	$523	$1,357	$533	$—	$—